Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-270505 on Form S-3 of our reports dated February 22, 2024 relating to the financial statements of Amylyx Pharmaceuticals, Inc. and the effectiveness of Amylyx Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Amylyx Pharmaceuticals, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 4, 2025